Exhibit 15



R&B Falcon Corporation


     We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statements No. 333-43475, 333-56821, 333-63471, 333-67755, 333-67757, 333-68101 and 333-77263 its Form 10-Q for
the quarter ended March 31, 1999, which includes our report dated
April 28, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/Arthur Andersen LLP

Houston, Texas
May 14, 1999